Exhibit 99.01

DexCom Inc. Reports Second Quarter 2009 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-August 3, 2009) - DexCom, Inc. (Nasdaq: DXCM) today reported its unaudited financial results for the quarter ended June 30, 2009.

Product revenue grew to approximately $4.1 million for the second quarter of 2009, an increase of 112% from the $1.9 million in product revenue reported for the second quarter of 2008, and an increase of approximately 54% from the $2.7 million reported for the first quarter of 2009. Total second quarter 2009 revenue, which includes development grant revenue, was $6.8 million, an increase of approximately 241% from the same quarter in 2008, and approximately 30% from the first quarter of 2009. The company reported a net loss of $15.3 million, up from $15.0 million for the second quarter of 2008. Net loss was $0.33 per share for the second quarter of 2009, down from a net loss of $0.51 per share for the second quarter of 2008. The net loss included $4.4 million in non-cash expenses during the second quarter of 2009, which included $1.2 million in non-cash interest expense associated with the adoption of FSP APB 14-1.

Cost of sales totaled $7.8 million for the second quarter of 2009, compared to $3.4 million for the second quarter of 2008. The increase was due to additional product sales and development costs related to development and collaboration agreements entered into during 2008. Research and development expense decreased by approximately $1.3 million to $3.5 million for the second quarter of 2009, compared to $4.8 million for the second quarter of 2008. The decrease in research and development expense was primarily due to development and collaboration agreements entered into during 2008 and the corresponding allocation of expenses to development cost of sales for these activities. Selling, general and administrative expense increased by approximately $1.7 million to $9.0 million for the second quarter of 2009, compared to $7.2 million for the second quarter of 2008, with the change primarily due to additional marketing, customer service, and insurance reimbursement costs. As of June 30, 2009, the Company had $52.1 million in cash, marketable securities, and restricted cash.

Conference Call

Management will hold a conference call today starting at 4:30 pm (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (888) 895-5271 (US/Canada) or (847) 619-6547 (International) and use the participant code “25076281” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending June 30, 2009, as filed with the Securities and Exchange Commission on August 3, 2009.

FOR MORE INFORMATION:

Steven R. Pacelli

Chief Administrative Officer

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Balance Sheets

(In thousands – except par value data)

(Unaudited)

	June 30, 2009	December 31, 2008 (1)
Assets
Current assets:
Cash and cash equivalents	$4,208	$12,700
Short-term marketable securities, available-for-sale	44,666	14,368
Accounts receivable, net	2,067	1,118
Inventory	1,363	2,446
Prepaid and other current assets	1,819	1,426

Total current assets	54,123	32,058
Property and equipment, net	6,495	6,105
Restricted cash	3,208	4,270
Other assets	1,275	1,449

Total assets	$65,101	$43,882

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$4,118	$4,599
Accrued payroll and related expenses	3,158	2,115
Current portion of long-term debt	1,244	1,931
Current portion of deferred revenue	8,104	6,351

Total current liabilities	16,624	14,996
Long-term portion of deferred revenue	1,953	5,669
Other liabilities	880	889
Long-term debt, net of current portion	43,667	41,796

Total liabilities	63,124	63,350
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 5,000 shares authorized; no shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	—	—
Common stock, $0.001 par value, 100,000 authorized; 46,187 and 45,907 issued and outstanding at June 30, 2009; 30,103 and 29,824 shares issued and outstanding at December 31, 2008	46	30
Additional paid-in capital	268,024	218,136
Accumulated other comprehensive income	63	50
Accumulated deficit	(266,156)	(237,684)

Total stockholders’ equity (deficit)	1,977	(19,468)

Total liabilities and stockholders’ equity (deficit)	$65,101	$43,882

(1)	The Consolidated Balance Sheet at December 31, 2008 has been derived from the audited consolidated financial statements as adjusted for the adoption of FSP APB 14-1.

DexCom, Inc.

Statements of Operations

(In thousands – except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008 (1)	2009	2008 (1)
Product revenue	$4,112	$1,940	$6,784	$3,764
Development grant revenue	2,639	42	5,179	80

Total revenue	6,751	1,982	11,963	3,844
Product cost of sales	4,627	3,144	8,149	6,256
Development cost of sales	3,172	249	5,125	379

Total cost of sales	7,799	3,393	13,274	6,635

Gross deficit	(1,048)	(1,411)	(1,311)	(2,791)
Operating expenses
Research and development	3,455	4,797	6,626	9,640
Selling, general and administrative	8,952	7,247	16,855	13,668

Total operating expenses	12,407	12,044	23,481	23,308
Operating loss	(13,455)	(13,455)	(24,792)	(26,099)
Interest income	107	307	230	872
Interest expense	(1,982)	(1,818)	(3,910)	(3,553)

Net loss	$(15,330)	$(14,966)	$(28,472)	$(28,780)

Basic and diluted net loss per share	$(0.33)	$(0.51)	$(0.67)	$(0.98)

Shares used to compute basic and diluted net loss per share	45,832	29,387	42,718	29,308

(1)	Adjusted for the required retrospective application of FSP APB 14-1.